      As filed with the Securities and Exchange Commission on July 29, 1997

                                                      Reg. No. 333-_____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                           ELTRON INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)

                  CALIFORNIA                                 95-4302537
        (State or other jurisdiction of                  (I.R.S. Employer
        incorporation or organization)                   Identification No.)

          41 MORELAND ROAD
        SIMI VALLEY, CALIFORNIA                                 93065
  (Address of principal executive offices)                   (Zip Code)

                                -----------------

                             1996 STOCK OPTION PLAN
                            (Full title of the plan)

                                -----------------

                              DANIEL C. TOOMEY, JR.
                           ELTRON INTERNATIONAL, INC.
                                41 MORELAND ROAD
                          SIMI VALLEY, CALIFORNIA 93605
                     (Name and address of agent for service)

                                 (805) 579-1800
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             YVONNE E. CHESTER, ESQ.
                      TROY & GOULD PROFESSIONAL CORPORATION
                       1801 CENTURY PARK EAST, SUITE 1600
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-4441

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                          Proposed Maximum    Proposed Maximum
                                          Amount To Be     Offering Price    Aggregate Offering        Amount of
Title of Securities To Be Registered      Registered(1)       Per Share           Price(1)        Registration Fee(1)
---------------------------------------------------------------------------------------------------------------------
Common Stock no par value..............      500,000              $31.00         $15,500,000            $4,697
=====================================================================================================================

(1) Estimated pursuant to Rule 457(h) and 457(c) solely for the purpose of computing the registration fee, based on the average of the high and low of the Registrant's Common Stock as reported on The Nasdaq National Market on July 25, 1997.


================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*


*   Information required by Items 1 and 2 of Part I to be contained in the
    Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                EXPLANATORY NOTE

    The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reofferings of Common Stock of Eltron International, Inc. acquired by the persons named therein pursuant to the 1996 Stock Option Plan of Eltron International, Inc.

PROSPECTUS

                                 500,000 SHARES

                           ELTRON INTERNATIONAL, INC.

                                  COMMON STOCK

                                 ---------------

    This Prospectus relates to the offer by certain shareholders (collectively, the "Selling Shareholders") for sale from time to time of up to 500,000 shares of Common Stock, no par value (the "Shares"). The Shares offered hereby are shares of Common Stock to be issued to officers, employees, directors and consultants of Eltron International, Inc. (the "Company") upon the exercise of employee stock options granted pursuant to the Company's 1996 Stock Option Plan (the "Plan"). The Company's Common Stock is traded on The Nasdaq National Market under the Symbol "ELTN." The last sale price for the Common Stock on July 25, 1997, as reported on the Nasdaq National Market, was $31.375 per share.

    The Selling Shareholders have advised the Company that they may sell, directly or through brokers, all or a portion of the Shares owned by each of them in negotiated transactions or in transactions on The Nasdaq National Market or otherwise at prices and terms prevailing at the time of sale. It is anticipated that usual and customary brokerage fees will be paid by the Selling Shareholders. In connection with such sales, the Selling Shareholders and any participating broker or dealer may be deemed to be "underwriters" of the Shares within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

    The Company has informed the Selling Shareholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 (the "Exchange Act") may apply to their sales of the Shares. The Company also has advised the Selling Shareholders of the requirements for delivery of this Prospectus in connection with any sale of the Shares.

    SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is July 29, 1997.

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site at http://www.sec.gov which contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Securities are traded on The Nasdaq National Market and the Company's reports, proxy or information statements, and other information filed with Nasdaq may be inspected at Nasdaq's offices at 1735 K Street, N.W., Washington, D.C., 20006.

    Additional information regarding the Company and the Common Stock offered hereby is contained in the Registration Statement on Form S-8 of which this Prospectus is a part (including all exhibits and amendments thereto, the "Registration Statement"), filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company (Commission File No. 0-23342) with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (c) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of fiscal 1996; and (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 0-23342) under the Exchange Act, including any amendment or report subsequently filed by the Company for the purpose of updating that description.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    On request, the Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Requests for such copies should be directed to Eltron International, Inc., 41 Moreland Road, Simi Valley, California 93605, Attention: Daniel C. Toomey, Jr., telephone number (805) 579-1800.




                                       2.

                               PROSPECTUS SUMMARY

    The following information is qualified in its entirety by the more detailed information, including "Risk Factors" and the Company's Consolidated Financial Statements and Notes thereto incorporated by reference herein. Except as otherwise noted, all share and per share data in this Prospectus have been adjusted to reflect a 1.5-for-1 forward stock split of the Company's Common Stock effected in October 1993, a 1-for-.9640288 reverse stock split effected in January 1994, and a 2-for-1 forward stock split effect in May 1995. Unless otherwise indicated, the information contained in this Prospectus assumes that outstanding warrants, and options outstanding under the Company's Plans, are not exercised.

                                   THE COMPANY

    Eltron was incorporated in California on January 9, 1991 and its principal executive offices are located at 41 Moreland Road, Simi Valley, California 93605. The Company's telephone number is (805) 579-1800. Unless the context otherwise requires, the term "Company" or "Eltron" refers to Eltron International, Inc. and its subsidiaries.

                                  THE OFFERING


Common Stock offered hereby...................................  500,000 shares
Common Stock outstanding after giving effect to the
offering......................................................  7,570,723 shares(1)
Use of proceeds ..............................................  All of the proceeds from the sale of the Common Stock
                                                                offered hereby will be
                                                                received by the Selling
                                                                Shareholders. The Company will
                                                                not receive any of the
                                                                proceeds from this offering
                                                                but will bear estimated
                                                                expenses of approximately
                                                                $12,000.
Nasdaq National Market Symbol.................................  ELTN



----------------

(1) Assuming exercise of all options issued or issuable to the Selling Shareholders under the Plan, and based upon the total number of outstanding shares of Common Stock on July 25, 1997.




                                       3.

                                  RISK FACTORS

         In addition to the other information in this Prospectus and incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered by this Prospectus. An investment in the Shares offered hereby is speculative in nature and involves a high degree of risk.

DEPENDENCE ON SIGNIFICANT CUSTOMER

         For the years ended December 31, 1994, 1995, 1996, and the six months ended June 30, 1997, UPS or its designated marketing partners, accounted for approximately $7.9 million, $20.8 million, $27 million, and $14.7 million, respectively, of the Company's sales. There is no obligation on the part of UPS to place any further orders with the Company. The Company's financial position, results of operations and cash flows are substantially dependent on sales to UPS, the loss or reduction of which would have a material adverse effect on the Company's results of operations and adversely affect the market price of the Company's common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

ABILITY TO SUSTAIN GROWTH RATE

         In 1994, 1995, 1996, and the six monnths ended June 30, 1997, the Company achieved annual sales growth of 63%, 88%, 61% and 21%, respectively. In the opinion of management, these growth percentages can primarily be attributed to initial market penetration by the Company. Management believes that as the Company further penetrates its target markets and matures, it may not be able to sustain its historic growth rate. Shareholders and investors should not rely on the continuation of the Company's historic growth rate in making their investment decisions.

MANAGEMENT OF RAPIDLY CHANGING BUSINESS, ACQUISITIONS

         The Company has experienced recent rapid growth and is subject to the risks inherent in the rapid expansion and growth of a business enterprise. This significant growth has placed and, if sustained, will continue to place, a substantial strain on the operational, administrative and financial resources of the Company and has resulted in an increase in the level of responsibility for the Company's existing and new management personnel. To manage its growth effectively, the Company will be required to continue to implement and improve its operating and financial systems and to expand, train and manage its employee base. There can be no assurance that the management skills and systems currently in place will be adequate if Eltron continues to grow.

         During 1995 and 1996, the Company completed two acquisitions and a merger. Eltron's management has only limited experience with acquisitions or mergers, which involve numerous risks, including difficulties in the assimilation of acquired operations and products, the diversion of management's attention from other business concerns and the potential loss of key employees, suppliers, and customers of the acquired companies.

MANAGEMENT OF INVENTORY

         The Company's market requires that its products be shipped very quickly after an order is received. Since purchased component and manufacturing lead times are typically much longer than the short order fulfillment time for the Company's products, the Company is required to keep adequate inventories of both components and finished goods, and must accurately forecast demand for its many products. Inaccurate forecasts of customer demand, restricted availability of purchased components, supplier quality control problems, production equipment problems, cargo carrier strikes or damage to products during manufacture could result in a buildup of excess components or finished goods on the one hand and an inability to deliver product on a timely basis on the other hand, either of which could have a material adverse effect on the Company's financial position, results of operations and cash flows.




                                       4.

COMPETITION

         Competition in the bar code printer market is intense and is expected by the Company to increase. The Company competes with a number of companies, many of which have greater financial, technical and marketing resources than the Company.

         The Company believes its ability to compete successfully depends on a number of factors both within and outside its control, including product pricing, quality and performance; success in developing new products; adequate manufacturing capacity and supply of components and materials; efficiency of manufacturing operations; effectiveness of sales and marketing resources and strategies; strategic relationships with other suppliers; timing of new product introductions by the Company and its competitors; general market and economic conditions; and government actions worldwide.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

         The Company's sales outside of the United States totaled approximately $8 million, $12 million, $30 million and $15 million in 1994, 1995, 1996, and the six months ended June 30, 1997, respectively. The Company expects that international sales will continue to represent a significant portion of its revenues. International sales are subject to inherent risks, including fluctuations in local economies, difficulties in staffing and managing foreign operations, fluctuating exchange rates, increased difficulty of inventory management, greater difficulty in accounts receivable collection, costs and risks associated with localizing products for foreign countries, unexpected changes in regulatory requirements, tariffs and other trade barriers, and burdens of complying with a variety of foreign laws. There can be no assurance that these factors will not have a material adverse impact on the Company's ability to increase or maintain its international sales or on its financial position, results of operations and cash flows. A substantial portion of the value of the components used in the manufacture of the Company's products is represented by components purchased from entities based in Japan. Fluctuations in the exchange rate between the U.S. dollar and Japanese yen could result in an increase in the cost of these components. The Company has not entered into any currency hedging transactions to date, however, in the future, the Company may seek to hedge certain transactions.

DEVELOPMENT OF MARKETS AND ACCEPTANCE OF PRODUCTS; GROWTH OF BAR CODE MARKET

         The Company's continued growth will depend on the Company's ability to improve and market its existing products and to develop and successfully market new products. However, the Company's near-term financial results will depend in part upon increasing market acceptance of, and the Company's ability to expand the market share for, its products. There can be no assurance that any new products the Company may introduce will gain market acceptance.

         The markets for the Company's products are characterized by a high degree of competition, rapidly changing technology, frequent new product introductions and price erosion. Accordingly, the Company believes its future prospects depend on its ability not only to enhance and successfully market its existing products, but also to develop and introduce new products in a timely fashion that achieve market acceptance. There can be no assurance that the Company will be able to identify, design, develop, market or support such products successfully or that the Company will be able to respond effectively to technological changes or product announcements by competitors. Delays in new product introductions or product enhancements, or the introduction of unsuccessful products, could have a material adverse effect on the Company's financial position, results of operations and cash flows.

         The Company's current products are primarily used in the bar code market, which began in the 1960s and since then has experienced substantial growth, particularly since 1989. To the extent the bar code market does not continue to grow or experiences a significant economic downturn, the Company's ability to generate revenues could be materially adversely affected. Moreover, even if the size of the bar code market does increase, there can be no assurance that the demand for the Company's products will also increase.




                                       5.

RELIANCE ON CERTAIN SUPPLIERS

         The Company purchases numerous parts, supplies and other components from various suppliers, which the Company assembles into its products. Although there are at least two sources for many of such parts, supplies and components, the Company currently relies on a single source of supply, Mitsubishi Electronics, for the main microprocessor used to control its printers, and is heavily dependent on Rohm Co., Ltd. and Kyocera Industrial Ceramics CP, its primary supply sources for print heads, and NMB Technologies, Inc., its primary supply source for motors. As such, the Company is vulnerable to limits in supply and pricing and product changes by these suppliers. Although management believes that such changes could be accommodated by the Company, they may necessitate changes in the Company's product design or manufacturing methods, and the Company could experience temporary delays or interruptions in supply while such changes are incorporated. Further, because the order time for microprocessors, print heads and motors averages four months, the Company could also experience delays or interruptions in supply in the event the Company is required to find a new supplier for any of these components. Any future disruptions in supply of suitable parts and components from the Company's principal suppliers could have a material adverse effect on the Company's financial position, results of operations and cash flows.

         No back-up tooling exists for many of the Company's molded plastic components. Should a mold break or become unusable, repair or replacement could take several months. The Company does not always maintain sufficient inventory to allow it to fill customer orders without interruption during the time that would be required to obtain an adequate supply of molded plastic products. Accordingly, an extended interruption in the supply of any such components could adversely affect the Company's financial position, results of operations and cash flows.

FLUCTUATIONS IN QUARTERLY RESULTS; POSSIBLE VOLATILITY OF STOCK PRICE

         Factors such as announcements by the Company of quarterly variations in its financial results could cause the market price of the Common Stock of the Company to fluctuate significantly. The Company's quarterly operating results may fluctuate significantly in the future due to a number of factors, including timing of new product introductions by the Company and its competitors, changes in the mix of products sold; availability and pricing of components from third parties; timing of orders; level and pricing of international sales; foreign currency exchange rates; difficulty in maintaining margins; changes in pricing policies by the Company, its competitors or suppliers, technological change; and economic conditions generally. Accordingly, the Company could experience an inability to ship products as rapidly following receipt of an order as it has been able to do in the past, which could have a material adverse effect on the Company's operating results for a particular quarter.

         The results of operations in previous quarters have been partially dependent on large orders, which may not recur in the future. Should the Company fail to obtain new significant orders, this would have a material adverse effect on the Company's results of operations and stock price.

         In recent years, the stock markets in general, and the share prices of technology companies in particular, have experienced extreme fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will be higher than the price paid by purchasers in this offering. In addition, failure to meet or exceed analysts' reports may result in significant price and volume fluctuations in the Common Stock.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent upon its executive officers and certain key employees, the loss of any one of whom could have a material adverse effect on the Company. The Company maintains key-man life insurance in the amount of $1,000,000 on the life of Donald K. Skinner, the Company's Chief Executive Officer and Chairman of the Board of Directors. There can be no assurance that the proceeds from this policy will be sufficient to compensate the Company in the event of Mr. Skinner's death, and this policy does not cover the Company in the event that Mr. Skinner becomes disabled or is otherwise unable to render services to the Company. The continued success of the Company is also dependent upon its ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be able to recruit and retain such personnel.




                                       6.

PATENTS, INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

         The Company regards portions of the hardware designs and operating software incorporated into its products as proprietary and attempts to protect them with a combination of patents, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. The Company has no patents pertaining to certain of its current products, and it may be possible for unauthorized third parties to copy certain portions of such products or to reverse engineer or otherwise obtain and use, to the Company's detriment, information that the Company regards as proprietary. While the Company does own certain patents relating to products manufactured by its RJS, Inc. subsidiary, there can be no assurance that such patents are broad enough to protect against the use of similar technologies by the Company's competitors. There can be no assurance, therefore, that any of the Company's competitors, some of whom have greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Moreover, the laws of some foreign countries do not afford the same protection to the Company's proprietary rights as do the laws of the United States. There can be no assurance that legal protections relied upon by the Company to protect its proprietary position will be adequate.

ANTI-TAKEOVER EFFECTS OF UNISSUED PREFERRED STOCK

         The Company's Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock.




                                       7.

                              SELLING SHAREHOLDERS

         The following table lists the Selling Shareholders, the number of shares of Common Stock held by each such Selling Shareholder as of July 27, 1997, the number of shares included in the offering and the number of shares of Common Stock held by each such Selling Shareholder after the offering. The shares included in the Prospectus were issued or are issuable to the Selling Shareholders in connection with their exercise of options pursuant to the Plan. Each Selling Shareholder has advised the Company that such Selling Shareholder intends to offer for sale all of the Shares listed below under the heading "Number of Shares Being Offered."

         The remaining Selling Shareholders are not currently known by the Company, but will be current or future executive officers or directors of the Company who may, in the future, be granted stock options under the Plan.

                                                               Ownership                                Ownership
                                                        Prior to Registration                        After Offering(1)
                                                        ---------------------         Number         -----------------
                                                          Number                    of Shares       Number
Beneficial Owner       Position                         of Shares      Percent    Being Offered    of Shares    Percent
----------------       --------                         ---------      -------    -------------    ---------    -------
Donald K. Skinner      Chief Executive Officer,         728,258(2)       9.8%         60,000        668,258       9.0
                       Chairman of the Board
Robert G. Bartizal     Director                          51,000(3)          *          5,000         46,000         *
George L. Bragg        Director                          35,000(4)          *          5,000         30,000         *
Hugh Gagnier           President, Chief Operating        97,500(5)       1.3%         30,000         67,500         *
                       Officer, Director
William R. Hoover      Director                          40,000(6)          *         25,000         15,000         *
Patrice Foliard        Executive Vice President          43,500(7)          *         43,500              0         *
Daniel C. Toomey, Jr.  Vice President Finance, Chief     88,632(8)       1.2%         14,396         74,236       1.0
                       Financial Officer
Remaining Selling                                                                    317,104
Shareholders

-----------------

*   Less than 1%

(1) The table assumes that the Selling Shareholders will dispose of all of the Company's Common Stock owned by them.
(2) Includes 60,000 shares which are not outstanding but subject to options, none of which are currently exercisable.
(3) Includes 25,000 shares which are not outstanding but subject to options, 21,667 of which are currently exercisable.
(4) Includes 35,000 shares which are not outstanding but subject to options, 21,668 of which are currently exercisable.
(5) All such shares are not outstanding but subject to options, 25,000 of which are currently exercisable.
(6) Includes 25,000 shares which are not outstanding but subject to options, 10,000 of which are currently exercisable. 15,000 shares are held in a revocable trust for the benefit of Mr. Hoover's children.
(7) All such shares are not outstanding but subject to options, none of which are currently exercisable.
(8) Includes 25,000 shares which are not outstanding but subject to options, none of which are currently exercisable.




                                       8.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may sell, directly or through brokers, the Shares offered hereby in negotiated transactions or in one or more transactions on The Nasdaq National Market at the price prevailing at the time of sale. In connection with such sales, the Selling Shareholders and any participating broker may be deemed to be "underwriters" of such shares within the meaning of the Securities Act, although the offering of these securities will not be underwritten by a broker-dealer firm. Sales in the over-the-counter market may be made to broker-dealers making a market in the Common Stock or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be "selling shareholders" in this offering. The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

         The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the Shares, other than fees of counsel (if any) for the Selling Shareholders and any discounts or commissions payable with respect to sales of such shares.

         The Company has informed the Selling Shareholders that the anti-manipulation provisions of Rule 10b-6 and 10b-7 under the Exchange Act may apply to their sales of the Shares offered hereby and has furnished each of the Selling Shareholders with a copy of these rules, as well as a copy of certain interpretations thereof by the Commission. The Company also has advised the Selling Shareholders of the requirement for delivery of this Prospectus in connection with any sale of such Shares.




                                       9.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, no par value, of which 7,387,827 were issued and outstanding as of July 25, 1997 and 10,000,000 shares of Preferred Stock, no par value, none of which are issued and outstanding.

COMMON STOCK

         The holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds lawfully available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and the holders of Common Stock may cumulate their votes in the election of directors upon giving notice as required by law. Cumulative voting means that in any election of directors, each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or such shareholder may distribute such number of votes among as many candidates as the shareholder sees fit. There are no preemptive rights associated with any of the shares of Common Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debt and liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

         The Company is authorized to issue Preferred Stock in series to be designated by the Board of Directors. Material provisions describing the terms of any series of Preferred Stock that may be issued in the future, such as dividend rate, conversion features, voting rights, redemption rights and liquidation preferences, are determined by the Board of Directors of the Company at the time of issuance. The right of the Board of Directors to issue "blank series" Preferred Stock may adversely affect the rights of holders of shares of Common Stock and also could be used by the Company as a means of resisting a change of control of the Company. However, the Company does not presently anticipate that it will issue any Preferred Stock.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock of the Company is U.S. Stock Transfer Corporation, Glendale, California.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Company's Amended and Restated Articles of Incorporation limit the liability of its directors. As permitted by the California Corporations Code, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its shareholders (i) with respect to any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith or that he believes to be contrary to the best interests of the Company or its shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to the Company or its shareholders, or that show a reckless disregard for his duty to the Company or its shareholders in circumstances in which he was or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, (iii) based on improper transactions between the Company and its directors or another corporation with interrelated directors or in which the director has a material financial interest, or (iv) on improper distributions, loans or guarantees. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.




                                       10.

         The Company's Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by California law, and the Company has entered into indemnity agreements with its directors and officers providing such indemnity.

        The Company has been informed that, in the opinion of the Securities and Exchange Commission (the "Commission"), indemnification provisions such as the foregoing are against public policy as expressed in the Securities Act and are therefore unenforceable with respect to claims arising under federal securities laws.




                                       11.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                                    --------

                                TABLE OF CONTENTS

Available Information......................................................  2
Incorporation of Certain Documents by Reference............................  2
Prospectus Summary.........................................................  3
Risk Factors...............................................................  4
Selling Shareholders.......................................................  8
Plan of Distribution.......................................................  9
Description of Capital Stock............................................... 10





                           ELTRON INTERNATIONAL, INC.


                         500,000 shares of Common Stock



                                   ----------
                                   PROSPECTUS
                                   ----------



                                  July 29, 1997


================================================================================

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Eltron International, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

         (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

         (iii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1996; and

         (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 0-23342) under the Exchange Act filed with the Commission on February 3, 1994, including any amendment or report subsequently filed by the Company for the purpose of updating that description.

         In addition, any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of the Company's Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Bylaws of the Company provide that the Company will indemnify its officers and directors and may indemnify its other agents to the fullest extent permitted by Section 317 of the California General Corporation Law and applicable law. Section 317 of the California General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

         The Company's Articles of Incorporation provide for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. These provisions do not eliminate the directors' duty of care, in appropriate circumstances, equitable remedies such as injunctive or other




                                       13.

forms of non-monetary relief will remain available under California law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law and for any transaction from which the director derived an improper personal benefit. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         The Company has also entered into an indemnity agreement with each of its officers and directors, the form of which is incorporated by reference herein from Exhibit 10.1 to the Company's Registration Statement on Form SB-2 filed on November 26, 1993 (Commission File No. 33-91480). Pursuant to the agreements, the Company will indemnify the officers and directors of the Company against certain liabilities if it is determined that the officer or director acted in good faith and in a manner reasonably believed to be in the best interests of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

         The following exhibits included herewith or incorporated herein by reference are made part of this Registration Statement:

          4.1   Specimen Common Stock certificate (filed with the Commission on
                February 8, 1994 as Exhibit 4.1 to Amendment No. 2 to the
                Company's Registration Statement on Form SB-2 (Reg. No. 33-
                72200-LA) and incorporated herein by reference).

          4.2 Eltron International, Inc. 1996 Stock Option Plan (filed with the Commission as Appendix A to the Company's 1996 Proxy
                Statement dated September 6, 1996).

          5.1 Opinion of Troy & Gould Professional Corporation regarding the legality of the securities registered hereunder.

         23.1   Consent of Coopers & Lybrand L.L.P.

         23.2   Consent of Troy & Gould Professional Corporation (contained in
                Exhibit 5.1).

         24.1   Power of Attorney (contained in Part II).

ITEM 9.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act of
Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3; and




                                       14.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.








                                       15.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Simi Valley, State of California, on July 29, 1997.


                                        ELTRON INTERNATIONAL, INC.


                                        By: /s/  Donald Skinner
                                            -----------------------------------
                                                 Donald Skinner,
                                                 Chief Executive Officer and
                                                 Chairman of the Board


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald Skinner, Daniel C. Toomey, Jr. and Hugh Gagnier, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


           Signature                           Title                            Date
           ---------                           -----                            ----

/s/ Donald Skinner                  Chairman of the Board and Chief          July 29, 1997
-----------------------------       Executive Officer (Principal
Donald Skinner                      Executive Officer)

/s/ Hugh Gagnier
-----------------------------       President, Chief Operating Officer       July 29, 1997
Hugh Gagnier                        and Director

/s/ Daniel C. Toomey, Jr.           Vice President Finance, Chief            July 29, 1997
-----------------------------       Financial Officer (Principal
Daniel C. Toomey, Jr.               Financial and Accounting Officer)
                                    and Secretary

/s/ Robert S. Bartizal
-----------------------------       Director                                 July 29, 1997
Robert S. Bartizal

/s/ George L. Bragg
-----------------------------       Director                                 July 29, 1997
George L. Bragg

/s/ William R. Hoover
-----------------------------       Director                                 July 29, 1997
William R. Hoover

                                  EXHIBIT INDEX


Exhibit Number                                                                     Page
--------------                                                                     ----

     5                Opinion of Troy & Gould Professional Corporation.


     23.1             Consent of Coopers & Lybrand L.L.P.
